     For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973
Synovus Reports Results for First Quarter 2009
Columbus, Ga., April 22, 2009 — Synovus reported a net loss for the first quarter of 2009 of $136.7 million, or $0.46 per common share, compared to net income of $81.0 million, or $0.24 per diluted share, for the first quarter of 2008. The first quarter 2009 results include provision expense of $290.4 million.
Business Highlights
•	Sequential quarter core deposit growth was 7.5% (annualized).

•	Capital Ratios remain strong — Tier 1 Capital Ratio was 11.05%, Total Risk-Based Capital Ratio was 14.21%, and Tangible Common Equity to Tangible Assets Ratio was 7.8%.

•	TARP capital infusion contributed to $3.8 billion in new and renewed loans during the first quarter of 2009.

•	Mortgage loan originations were $687 million, up 162% over last quarter and 103% over the first quarter of 2008.

•	Salary and personnel expenses were down 8.3% from the first quarter of 2008.
“As the economy continued to deteriorate in the first quarter, credit quality in the residential construction and development portfolios, especially in Atlanta, continued to weaken,” said Richard Anthony, Chairman and CEO. “We are proactively recognizing problem assets and are taking actions to liquidate these non-performing assets as efficiently and economically as possible. Our core deposit growth strengthens our liquidity position, and along with our strong capital position, we believe that we will be able to come out of this credit crisis as a strong bank holding company. We are doing everything we can to return to profitability, repay the U.S. Treasury, and restore our dividend as soon as possible.”
Credit
The provision expense for the quarter was $290.4 million, compared to $363.9 million last quarter. The provision for loan losses covered net charge-offs by 118% for the quarter. The ratio of nonperforming assets to loans, impaired loans held for sale, and other real estate was 6.25%, as of March 31, 2009, compared to 4.16% last quarter. Nonperforming loans were $1.4 billion as of March 31, 2009, an increase of $519 million from the fourth quarter of 2008. The increase is primarily related to one resort/hotel relationship, which is being restructured, and was classified as non-performing during the quarter. The Atlanta market represents 27% of Synovus’ total loans in the residential construction and development portfolios and 45% of the nonperforming loans in the residential construction and development portfolios. The net charge-off ratio for the quarter was 3.53% compared to 3.25% last quarter. The allowance for loan losses was 2.32% of loans as of March 31, 2009, compared to 2.14% as of December 31, 2008.
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Deposits
In the current environment, Synovus has focused on growing core deposits faster than loans. Total core deposits (total deposits less national market brokered deposits) grew 7.5% (annualized) on a sequential quarter basis and 6.9% over the first quarter of 2008. Shared deposit products that provide up to $7,500,000 of FDIC insurance per individual account were up to $1.83 billion in certificate of deposit and money market accounts in the first quarter, up from $214 million in the first quarter of 2008.
Loans and Margin
Total loans declined 2.8% (annualized) on a sequential quarter basis. Commercial and industrial loans declined 3.3%, retail loans declined 5.8%, and residential construction and development loans declined 30.3%, while investment properties grew 20.6% on a sequential quarter annualized basis. Total loans grew 2.3% over the first quarter of 2008. The net interest margin for the quarter was 3.05%, compared to 3.20% last quarter. Net interest income for the first quarter was $243.2 million compared to $278.6 million in the first quarter of 2008.
Non- Interest Income
Non-interest income was $88.7 million, unchanged from last quarter, with mortgage banking revenue growth of 80% over last quarter and 14% over the first quarter of 2008. Bankcard fees grew 4%, service charges increased 1%, brokerage and investment banking revenue declined 19%, and fiduciary and asset management fees — which include trust, financial planning and asset management fees — declined 14%, as compared to the first quarter of 2008.
Expenses
Reported non-interest expense for the first quarter of 2009 was $263.4 million compared to $201.4 million in the first quarter of 2008. The increase consisted primarily of a $38.4 million increase in losses and costs related to foreclosed real estate, a $6.9 million increase in FDIC insurance and other regulatory fees, and $6.4 million in restructuring charges. Employment expenses were $112.0 million, down 8.3% from the first quarter of 2008. The employment headcount levels were reduced by 156 positions from the end of 2008.
Synovus will host an earnings highlights conference call at 4:30 pm EDT, on April 22, 2009. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus is a financial services holding company with approximately $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 336 offices, and 440 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding (1) actions we are taking to recognize and liquidate non-performing credits; (2) our liquidity position and capital strength in terms of positioning us for the future; and (3) the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include: (1) further deteriorations in credit quality, particularly in residential construction and development loans, may continue to result in increased non-performing assets and credit losses, which will adversely impact us; (2) declining values of residential real estate may result in further write-downs of assets, which may increase our credit losses and negatively affect our financial results; (3) continuing weakness in the residential real estate environment may negatively impact our ability to liquidate non-performing assets; (4) the impact on our borrowing costs, capital cost and our liquidity due to adverse changes in our current credit ratings; (5) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations; (6) restrictions or limitations on access to funds from subsidiaries, thereby restricting our ability to make payments on our obligations or dividend payments; (7) continuing deteriorations in general economic conditions and conditions in the financial markets; (8) inadequacy of our allowance for loan losses, or the risk that the allowance may prove to be inadequate or may be negatively affected by credit risk exposures;(9) changes in the interest rate environment which may increase funding costs and reduce earning assets yields, thus reducing margins; (10) risks associated with the concentration of our non-performing assets in certain geographic regions and with affiliated borrowing groups; (11) the risk of additional future losses if the proceeds we receive upon the liquidation of non-performing assets are less than the fair value of such assets; (12) changes in accounting standards; (13) slower than anticipated rates of growth in non-interest income; (14) impact of the Emergency Economic Stabilization Act and other recent and proposed changes in the regulation of banks and financial institutions; (15) risks associated with litigation; (16) the volatility of our stock price; and (17) the other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
###
Post Office Box 120 / Columbus, GA 31902
www.synovus.com